Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT (this “Amendment”), dated as of June 26, 2006, by and among CarrAmerica Realty Corporation, a Maryland corporation (the “Company”), CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), Carr Realty Holdings, L.P., a Delaware limited partnership (“CRH”), CarrAmerica Realty, L.P., a Delaware limited partnership (“CAR” and together with CRH, the “DownREIT Partnerships” and the DownREIT Partnerships together with the Company and the Operating Partnership, the “Company Parties”), Nantucket Parent LLC, a Delaware limited liability company (“Parent”), Nantucket Acquisition Inc., a Maryland corporation and wholly owned subsidiary of Parent (“MergerCo”), Nantucket CRH Acquisition L.P., a Delaware limited partnership whose general partner is MergerCo (“CRH Merger Partnership”) and Nantucket CAR Acquisition L.P., a Delaware limited partnership whose general partner is MergerCo (“CAR Merger Partnership” and together with CRH Merger Partnership, the “Merger Partnerships” and the Merger Partnerships together with Parent and MergerCo, the “Buyer Parties”) to the AGREEMENT AND PLAN OF MERGER, dated as of March 5, 2006, among the Company Parties and the Buyer Parties (the “Merger Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, the Buyer Parties and Company Parties desire to make certain amendments to the Merger Agreement pursuant to Section 10.04 thereof prior to approval of the Company Merger by the stockholders of the Company, as set forth herein.

NOW, THEREFORE, the parties agree to amend the Merger Agreement as follows:

1. Amendment to Section 7.04(c). Section 7.04(c) of the Merger Agreement is hereby amended by replacing the first sentence with the following:

“Subject to the Company Parties’ compliance with the provisions of this Section 7.04, and only prior to the Company Stockholder Approval, following the receipt by the Company or any Subsidiary of a written Acquisition Proposal, the Company Board may (directly or through Representatives) (I) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether the proposal for an Acquisition Proposal could result in a Superior Proposal, (II) if the Company Board determines in good faith following consultation with its legal and financial advisors that such Acquisition Proposal could result in a Superior Proposal, the Company Board thereafter may furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such proposal (provided that the Company (A) has previously or concurrently furnished such information to Parent and (B) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement), and (III) if the Company Board determines in good faith following consultation with its legal and financial advisors that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, the Company Board thereafter may (i) participate in negotiations regarding such proposal, (ii) following receipt of a written Acquisition Proposal that constitutes a Superior Proposal, recommend that the Company’s stockholders approve such Superior Proposal and, in connection therewith, withdraw or modify in a manner adverse to Parent, or fail to make, the Company Recommendation, or (iii) other than in connection with an Acquisition Proposal, withdraw or modify in a manner adverse to Parent, or fail to make, the Company Recommendation (any event described in clause (ii) or clause (iii) above, a “Change in Recommendation”) but in each case referred to in clauses (i) through (iii) only if, after complying with this Section 7.04(c), the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its duties to the Company’s stockholders under applicable Law.”

2. Amendment to Section 9.01(h). Clause (E) of Section 9.01(h) of the Merger Agreement is hereby amended by replacing all references therein to “three Business Day period” with “two Business Day period”.

3. Amendment to Section 9.03(d). Section 9.03(d) of the Merger Agreement is hereby amended by replacing the words “$85 million” with “$70 million”.

4. Consent to Execution of Memorandum of Understanding. Parent hereby consents for purposes of Section 6.01(k) of the Merger Agreement to the execution and performance by the Company Parties of the Memorandum of Understanding relating to the settlement of the Staehr and Reichart Actions, in the form and substance presented to Parent prior to the date hereof. The parties hereto acknowledge that the foregoing is in compliance with Section 7.07(c) of the Merger Agreement.

5. Terms and Conditions. Except as specifically modified herein, all other terms and conditions of the Merger Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Buyer Parties and Company Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

NANTUCKET PARENT LLC

By	/s/ Jonathan Gray
Name:	Jonathan Gray
Title:	Chief Executive Officer

NANTUCKET ACQUISITION INC.

By	/s/ Jonathan Gray
Name:	Jonathan Gray
Title:	Chief Executive Officer

NANTUCKET CRH ACQUISITION L.P.

By NANTUCKET ACQUISITION INC., its sole general partner

	By	/s/ Jonathan Gray
	Name:	Jonathan Gray
	Title:	Chief Executive Officer

NANTUCKET CAR ACQUISITION L.P.

By NANTUCKET ACQUISITION INC., its sole general partner

	By	/s/ Jonathan Gray
	Name:	Jonathan Gray
	Title:	Chief Executive Officer

CARRAMERICA REALTY CORPORATION

By	/s/ Stephen E. Riffee
Name:	Stephen E. Riffee
Title:	Chief Financial Officer

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

By:	CarrAmerica Realty Corporation,
its general partner

	By	/s/ Stephen E. Riffee
	Name:	Stephen E. Riffee
	Title:	Chief Financial Officer

CARRAMERICA REALTY, L.P.

By:	CarrAmerica Realty GP Holdings, LLC,
its general partner

By:	CarrAmerica Realty Operating Partnership, L.P., its sole member

By:	CarrAmerica Realty Corporation,
its general partner

	By	/s/ Stephen E. Riffee
	Name:	Stephen E. Riffee
	Title:	Chief Financial Officer

CARR REALTY HOLDINGS, L.P.

By:	CarrAmerica Realty Operating Partnership, L.P., its general partner

By:	CarrAmerica Realty Corporation,
its general partner

	By	/s/ Stephen E. Riffee
	Name:	Stephen E. Riffee
	Title:	Chief Financial Officer

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